UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 10, 2012

Vitran Corporation Inc.
_________________________________ (Exact name of registrant as specified in its charter)

ONTARIO, CANADA	001-32449	98-0358363
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 The West Mall, Suite 701, Toronto, Ontario, Canada	M9C 5L5
(Address of principal executive offices)	(Zip code)

(Registrant’s telephone number, including area code)	416-596-7664

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 10, 2012, Vitran Corporation Inc. (the “Company”) and certain of its subsidiaries completed Amendment No. 2 to its Credit Agreement (the “Amending Agreement”) led by JPMorgan Chase Bank, N.A., as agent (the “Agent”), and other lenders that are parties thereto (the “Lending Group”).  The Amending Agreement amends the original credit agreement dated November 30, 2011 (the “Original Credit Agreement”) among the Company, certain of its subsidiaries, the Agent, and the Lending Group.  The Original Credit Agreement continues in full force and effect, other than as amended by the Amending Agreement and Amendment No. 1 to Credit Agreement dated as of December 29, 2011.

The following is a summary of the material terms of the amendments to the Original Credit Agreement, effected by the Amending Agreement:

•
Under the Original Credit Agreement, if available borrowing capacity falls below a certain threshold for three consecutive business days, the company must meet a fixed charge ratio of greater than 1.10 to 1, measured monthly; in addition, cash dominion and weekly reporting would be triggered.  The threshold for the available borrowing capacity has been reduced from $10 million to $5 million regarding the fixed charge ratio and the cash dominion for a period of time, when the threshold reverts back to $10 million; the threshold for weekly reporting remains at $10 million.

Item 7.01	Regulation FD Disclosure

At September 30, 2012, the Company has $20.5 million of available borrowing capacity under its revolving credit facility.  Management believes that available borrowing capacity will not fall below $10 million, however, in consultation with the Board, the Agent and Lending Group proactively made a decision to provide the Company with additional operating flexibility.

In accordance with General Instruction B.2 of Form 8-K, the information furnished in Item 7.01 of this Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VITRAN CORPORATION INC.

	By:	/s/ Fayaz D. Suleman
Name: Fayaz D. Suleman
Date: October 16, 2012	Title: Vice President Finance and Chief Financial Officer